Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Qualstar Corporation & Subsidiary on Form S-8 (File No. 333-162169 and 333-61080) of our report dated March 16, 2017, with respect to our audit of the consolidated financial statements of Qualstar Corporation & Subsidiary as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and the six months ended December 31, 2015, which report is included in this Annual Report on Form 10-K of Qualstar Corporation & Subsidiary.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

March 16, 2017